Exhibit 99.1

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Inc. Completes Issuance of $155.25 Million of

Convertible Senior Notes Due May 2015

INCLINE VILLAGE, NV, May 16, 2011 – PDL BioPharma, Inc. (PDL, the Company) (NASDAQ: PDLI) today announced it has completed the issuance of $155.25 million in aggregate principal amount of its 3.75% Convertible Senior Notes due May 2015 (the “Notes”) in an underwritten public offering. The initial conversion rate is 126.2985 shares of common stock per $1,000 principal amount of the Notes or an initial conversion price of approximately $7.92 per share of common stock. BofA Merrill Lynch was the sole book-running manager for the offering. Included in the total amount issued is $20.25 million over-allotment option exercised by the underwriter on May 12, 2011. In connection with the offering of the Notes, the Company entered into privately negotiated convertible note hedge transactions with counterparties that included the underwriters and privately negotiated warrant transactions with the hedge counterparties relating to the same number of shares of the Company’s common stock. The shares of the Company’s common stock issuable upon conversion of the Notes or exercise of the warrants have been reserved for issuance by the Company and listed on the NASDAQ Stock Market.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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